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EXHIBIT 99.1


RADNET, INC.
SECOND QUARTER 2007 EARNINGS CONFERENCE CALL
AUGUST 15, 2007

OPERATOR:                  Please stand by, we're about to begin. Good day
ladies and gentlemen. Welcome to the RadNet, Incorporated Second Quarter 2007 Earnings Conference Call. At this time, all participants are in a listen only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that today's conference is being recorded.

                           I would now like to turn the conference over to Mr.
John Mills of ICR. Please go ahead, sir.

JOHN MILLS:                Thank you, Joshua. Good morning ladies and gentlemen,
and thank you for joining us today to discuss RadNet's Second Quarter 2007 Earnings Results. On the call today from the company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet; and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

                           Before we begin, we'd like to remind everyone of the
Safe Harbor Statement under the Private Security Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and, therefore, undue reliance should not be placed upon them. For more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RedNet's recent 10-K for the 12-month period ended October 31, 2006, Form 10-KT for the two months transition period ended December 31, 2006, and 10-Qs for the three month period ended March 31, 2007, and June 30, 2007, filed with the SEC.

                           And with that I'd like to turn the call over to Dr.
Howard Berger.

DR. HOWARD BERGER:         Thank you, John. Good morning everyone, and thank you
for joining us today. On today's call, Mark Stolper and I plan to provide a brief overview of RadNet's business, the industry in which we operate, highlights from our second quarter 2007 results, and some insight into our future growth opportunities. After our prepared remarks we will open the call for your questions.

                           First, I'd like to thank all of you for your interest
in RadNet and for dedicating a portion of your day to participate in our conference call this morning. We began hosting these earnings calls last quarter, which was our first completed quarter since the acquisition of Radiologix. That acquisition was a transforming event for our company, both in the sense of our establishing a multi-state footprint, as well as providing us with a capital structure that affords us the liquidity we require for further expansion.

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                           One of the things we will discuss throughout this
call is our belief that we as a company and the imaging industry as a whole can benefit from further consolidation. We hope this morning to demonstrate this to you when we review the success of the Radiologic's integration and our overall financial and operational performance in the quarter. We intend to communicate to you why we believe that this is an attractive industry in which to operate and one that should continue to be an exciting area for equity and debt investors alike.

                           By way of background for some of you who might be new
to our story, RadNet is a leading owner and operator of freestanding diagnostic imaging centers. We operate 138 outpatient centers, 131 of which are in California, Maryland, or New York. We have built this business over several decades and have fine tuned many of our skills in California, the state in which we began. We have a multi-modality approach to our business, which means that the vast majority of our centers provide a combination of imaging exams from some of the more routine studies such as x-ray, ultrasound and mammography, to the more advanced testing such as MRI, CT, and PET CT scanning.

                           Our growth strategy is focused on building regionally
concentrated networks of centers. We believe that there exists strong advantages to operating regional clusters, which include efficiencies in management, a lower cost structure, and greater contracting leverage with our payers, the majority of whom are insurance companies.

                           Furthermore, we contract with a limited number of
established professional radiology groups who provide all of the interpretive services within our centers. Many of these groups have national reputation and have been fixtures in the communities for decades. It is our goal to be the most significant, high quality provider of outpatient imaging in all of the markets in which we operate.

                           Lately, we have received a number of questions
regarding the reimbursement climate for imaging. On the first quarter earnings call we discussed the Deficit Reduction Act in detail, which went into effect on January 1st of this year and resulted, for the most part, in lower reimbursement for Medicare business as it relates to MRI, CT, and PET CT exams.

                           On that earnings call I shared my somewhat
controversial views about the DRA being beneficial to both the long-term prospects of our industry and more specifically to our company's future. Our sector of health care is one of the last major areas within health care to remain a cottage and highly fragmented industry.

                           Other sectors of health care services have
experienced the benefits of consolidation, including cost efficiencies, convenience for patients, more organized integration of regional and national networks, and improved consistency of patient care.

                           RadNet's performance this quarter, which Mark will
highlight shortly, demonstrates our ability to navigate effectively in a challenged reimbursement environment such as the one created by the DRA. We have capitalized on favorable trends from the DRA, including little to no new competition in our markets, decreased capital spending by our competitors, and the existence of attractive, accretive consolidation opportunities.

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                           Recently, in addition to the DRA, there have been two
proposed reimbursement changes that are being contemplated. The first relates to Medicare's 2008 proposal for the hospital outpatient perspective payment system or HOPPS. The proposal would increase payment rates for Medicare MRI and CT modalities and would bundle the cost of contrast media into these payments. The effect would likely be a net decrease to reimbursement for these modalities.

                           Additionally, Medicare is reevaluating updating its
geographic practice cross-indices or GPCI's and creating new methodologies for calculating practice expense relative value units. In contrast, these changes could be neutral to slightly positive for imaging players.

                           The second reimbursement proposal is part of the
reauthorization of the state children health insurance program or SCHIP. Changes to Medicare diagnostic imaging reimbursement are part of the SCHIP bill approved by the House of Representatives. The Senate passed its own version of SCHIP, which did not include any reimbursement cuts for imaging. Because the House and Senate bills differ substantially the bills will be reevaluated in September after the Senate completes its recess.

                           President Bush has publicly stated that he would veto
both SCHIP bills as currently drafted regardless (inaudible) the House bill (inaudible) would put a cap on the sustainable growth rate, SGR, position payment would modify the utilization rate assumption used in the Medicare reimbursement formula, add a further cut to an existing contiguous body part reimbursement reduction, impose accreditation standards on imaging centers, and create stricter building requirements for imaging centers deemed independent diagnostic testing facilities or IDTS.

                           At this time, it is uncertain as to the probability
of either the CMS proposals or SCHIP bills, or any derivative thereof going into affect. It is also not possible at this time to quantify any impact to us based on these proposals. Each proposal could have both positive and negative implication for us and the industry. Regardless of the speculative nature of these proposals, we likely have accomplished with the DRA we have prepared to absorb their impact and capitalize on further consolidation and growth opportunities that could result from their implementation.

                           Our scale, flexible capital structure, lower
operating costs, and most importantly our experienced management team uniquely position us to capitalize on opportunities resulting from the distress these proposed changes might cause to less attractively positioned operators.

                           Our operational acumen and experience stems from
having built our business in California. California has historically been one of the most competitive imaging markets, and we have endured because of this competitive landscape and unusually high penetration of managed care, some of the lowest reimbursement rates in the country.

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                           We believe that the experience of building our
business in California has allowed us to hone the necessary skills to be effective on a national scale in a similarly uncertain reimbursement climate. Regardless of reimbursement in the long run, we believe our industry will benefit from fewer, more efficient operators.

                           At this time, I'd like to turn over the call to Mark
Stolper, our Chief Financial Officer, to discuss some of the highlights of our second quarter performance. When he is finished, I will conclude our prepared remarks with some discussion about my observations regarding the state of our industry today and how certain industry dynamics might present opportunities for RadNet in the near future.

MARK STOLPER:              Thank you, Howard, and thank you all for
participating in our second quarter conference call. I'm now going to briefly review our second quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance.

                           In my discussion, I will use the term EBITDA, which
is a non-GAAP financial measure. The company defines EBITDA as earnings before interest, taxes, depreciation, and amortization each from continuing operations and adjusted for losses or gain on the disposal of equipment, debt extinguishments, and non-cash equity compensation. EBITDA includes equity earnings and unconsolidated operations and subtracts minority interests and subsidiaries, and is adjusted for non-cash for extraordinary and one time events taking place during the period.

                           For the second quarter of fiscal 2007, RadNet
reported revenues of 107 million. Revenue increased to 1.5% from $105.5 million, which would have been the second quarter revenues of the same period of 2006 if the RadNet Radiologix combination had occurred prior to April 1, 2006. In the second fiscal quarter of 2007 we reported EBITDA of $22.2 million. EBITDA increased 12.9% from $19.7 million over the same pro forma period of 2006.

                           It's important to note that revenue and EBITDA for
the second quarter of 2007 is reflective of the full impact of the deficit reduction after Medicare reimbursement cuts. Whereas 2006 pro forma results to which I am comparing them do not include these reimbursement cuts. Although we did not publicly quantify the negative impact of the DRA on this second quarter, we did previously release on June 7, 2006 our estimated impact for 2007 of the DRA and the contiguous body parts scanning cut of between $16 and $17 million. We remain comfortable with the 2000 (inaudible) full year estimate for the DRA.

                           I mention the DRA to highlight the following point.
When compared with 2006, a period not subject to the DRA, our 2007 results of increased revenue in EBITDA illustrate that we have substantially improved operating performance. This has been achieved through increasing scan volumes at our centers and lowering operating costs. Many of you might remember that we issued guidance for 2007 of $400 million of revenue and $85 million of EBITDA, which assumes an add back for the achievement of $11 million of identified cost savings from the Radiologix acquisition.

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                           Our second quarter performance demonstrates that we
are significantly ahead of our plan. We are, therefore, very pleased with our revenue and EBITDA performance. Overall, we performed 671,717 total procedures in the second quarter of 2007, as compared to 636,252 total procedures in the same pro forma period of 2006. This is an overall increase of 5.6%.

                           On this same quarter over prior year's pro forma
quarter basis, MRI procedures increased 7.7%, CT procedures increased 5.1%, PET CT procedures increased 22%, and routine imaging procedures, this includes x-ray, ultrasound, mammography, and all other exams, increased 5.2%. We attribute this growth and procedures to our strong relationships with our referring community, our expertise on network contracting and (inaudible) at effective center level marketing.

                           Net income for the second quarter was $1.3 million or
$0.04 per share, compared to a net loss of a half a million dollars or negative $0.03 per share reported in the same period last year. Effecting the second quarter net income were certain non-cash expenses and one time non-recurring items, including the following: $382,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants, $247,000 of one time severance expense associated with the announced cost savings during the Radiologix integration, $461,000 of non-cash deferred financing fee expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November 2006, and $695,000 gain on the fair market value of an interest rate hedge related to the company's GE credit facilities.

                           With regards to some specific income statement
accounts, interest expense for the quarter was approximately $9.9 million. This was negatively impacted by $461,000 of non-cash amortization of financing fees and benefited by $695,000 from a gain related to the mark-to-market of an interest rate hedge, both of which I touched upon earlier.

                           Bad debt expense increased, as a percentage of our
net revenue because of the addition of Radiologix. As we discussed on the last quarter's conference call, the bad debt percentage of our Radiologix subsidiary is higher than that of the rest of RadNet because it performs on behalf of its physician partners, substantial billings from hospital operations for which it receives a management fee.

                           Hospital settings regularly have bad debt expense
that far exceeds that of freestanding imaging centers. It's important to note that the bad debt percentage of Radiologix and RadNet, excluding the Radiologix subsidiary, did not change materially as compared with itself over the same period last year.

                           With regards to our balance sheet, as of June 30,
2007, we had $384.3 million of debt and we were undrawn on our $45 million revolving line of credit. Since December 31, 2006, receivables increased approximately $8.6 million resulting from the increased business and the credentialing of new physicians staffing several of our Northern California facilities.

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                           We had working capital of $38.1 million at June 30,
2007, compared to $31.2 million at December 31, 2006. During the quarter, we entered into capital leases of $4.8 million and repaid $2.3 million of notes and leases payable. We had cash capital expenditures of $7.3 million during the quarter. During the first six months of this year we entered into capital leases of $9 million and repaid $3.7 million of notes and leases payable. We had cash capital expenditures of $12.1 million during our first six months of this year.

                           During the quarter per our adoption of staff
accounting bulletin number 108 or SAB 108, we reported a $3.4 million cumulative effect adjustment to retained earnings and an offsetting amount to long-term deferred rent as of January 1, 2007. The adjustment related to our determination that in prior periods, we should have expensed on a straight line basis certain lease rate escalation clauses in lieu of expensing them according to the actual payments we made. In addition, we recognized an additional $697,000 of facility rent expense for the first six months ended June 30, 2007.

                           In June we divested in non-course center in Duluth,
Minnesota to a local multi-center operator for $1.3 million. This was the only facility that we operated in Minnesota. This divestiture is consistent with our previously stated strategy of market concentration and geographic density. We continue to be interested in being the largest player in the markets in which we operate. Upon this divestiture, we have only seven facilities of our 138 centers that are outside California, Maryland, and New York, RadNet's core markets.

                           On July 2, subsequent to the quarter, we completed
our previously announced acquisition of Borg Imaging Group in Rochester, New York. Founded in 1983, Borg Imaging Group was the leading provider of outpatient imaging in Rochester. The acquisition included six facilities, five of which are multi-modality offering a combination of MRI, CT, x-ray, mammography, fluoroscopy, and ultrasound.

                           After combining the Borg Centers with RadNet's
existing Rochester area centers, RadNet has 11 facilities in Rochester, and is the clear outpatient-imaging leader in that market. In conjunction with this transaction, the Borg and (inaudible) professional groups merged their practices creating a powerful, well-respected and entranced radiology force in that market.

                           Although we did not announce any further acquisitions
during the second quarter, the acquisition climate remains attractive. We remain interested in pursuing other opportunities within our core markets. Without commenting on specific acquisitions or the timing of any prospects, we continue to see the pace and the number of opportunities increase.

                           Continued pressure in smaller operators stemming from
competition and the reimbursement changes resulting from the Deficit Reduction Act are what we believe are creating many of these opportunities. We reiterate that we are seeking to acquire acquisitions on an accretive basis at multiples of EBITDA between three and five times. We seek opportunities where we believe there are significant cost savings that we can impart to the target through our cost structure and management, which once integrated, ultimately lower the acquisition multiples that we paid.

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                           During our last call we announced that we were
evaluating our options to lower our debt cost to capital. On July 5th, we announced that we were seeking to refinance our credit facilities with the assistance of GE. This was an opportunistic financing intended to capitalize on what we believed were strong market conditions at that time. In the following weeks the debt capital markets deteriorated in an unprecedented and historic manner. As a result, on August 10th, we announced that we were deferring that financing. Instead, GE agreed to arrange for us an incremental $35 million as part of our existing credit facilities. The incremental facility will consist of an additional $25 million as part of our first lien term loan B and $10 million of additional capacity under our existing revolving line of credit.

                           The incremental facility would be used to fund
certain identified strategic initiatives and for general corporate purposes. Although we are disappointed we could not complete the original financing transaction, we are very pleased that we will have additional capital to pursue opportunities that we have before us. We believe that our current capital structure provides us the financial flexibility and access to capital to effectively execute our growth plans.

                           Furthermore, given our financial performance we
strongly believe that we will be able to refinance our credit facilities at a lower cost sometime in the future when the debt markets recover.

                           Last item that I will discuss is our progress in
achieving the cost savings we previously announced from the integration of Radiologix. By the end of the third quarter, we believe that we will have affected the vast majority of those savings associated with achieving the $11 million of synergies previously announced.

                           I'd like now to turn the call back to Dr. Berger, who
will talk about his observations regarding the state of the industry today and how certain industry dynamics might present opportunities for RadNet in the near future.

DR. HOWARD BERGER:         Thank you, Mark. I will reiterate today what I
touched on the last conference call by saying that I cannot remember a time in which I have been more enthusiastic about the future growth prospects and opportunities that I believe lie ahead for our company.

                           Reimbursement of certainty and market disruption is a
great opportunity. Despite historical cycles of reimbursement, one thing has remained true throughout my more than 30 years in the imaging business, that is, the imaging industry grows every year in size. What we do is essential to the effective delivery of medical care in this country and is becoming evermore important.

                           Technology continues to drive new applications for
imaging, there is greater physician and consumer awareness for what we do than ever before, and early detection and intervention in the disease processes, and preventive medicine are themes that are pervasive in all areas of medicine. These trends will continue, and so will the importance of imaging in our health care delivery system.

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                           Earlier this week it was announced that another
outpatient imaging player primarily located in the Southeast, United States, called MedQuest, MQ Associates, Inc., will be purchased by a non-for-profit health care system called Novance Health (sp?). The purchase price was between nine and ten times EBITDA supported by what many believe to be significant and unique operating synergies.

                           Although I don't believe the valuation of this
transaction represents a new paradigm in valuation metrics for most local and regional players, this transaction does validate the potential value of scale, regionally concentrated imaging companies in today's health care delivery system have. On our last earnings conference call I discussed some other positive trends from which the company stands to benefit in the future. There has been a heightened awareness with respect to some of the abuses that have occurred in our industry for some time, specifically, what we call physician self-referral and block (inaudible) leasing arrangements.

                           We continue to see movements by private payors, state
medical boards, and CMS to either prohibit reimbursement in these settings or in some cases such as Maryland, make physician self-referral an infraction that could result in a doctor's losing his or her medical license. We believe these abuses should be curtailed or contained in the future, which could benefit our company and the industry substantially.

                           In summary, we plan to grow in a systematic and
disciplined manner, focus both on driving internal growth, and through acquisition. We feel we have created a platform and infrastructure that can support a substantial internal growth and further acquisitions. We have a deep and talented senior management team, and we have strong relationships with our radiology physician partners, who in cooperation with them help to build our regions and grow our business on a daily basis.

                           That concludes our prepared remarks. Operator, we are
now ready for the question and answer portion of the call.

OPERATOR: The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star, one on your touch-tone telephone to ask a question and we'll pause for a moment to assemble our queue. Our first question comes from Arthur Henderson with Jefferies & Company.

ARTHUR HENDERSON:          Hi. Good morning. Very nice quarter, guys. I know you
guys did a lot of good work this quarter. A couple of things. Sequentially, your numbers looked really strong and I'm just wondering as we get into the back half of the year is there an increased seasonal factor that we need to think about? As I recall there are a lot fewer workdays in Q3. How should we be thinking about the sequential progression of your numbers?

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DR. HOWARD BERGER:         Good morning, Arthur, it's Howard Berger. I think
that you bring up a good point. While I don't generally believe that seasonality is a major factor in our business, when people get sick they need health care regardless of the temperature outside, but we can't ignore the fact that in the third quarter there is not only one less operating day--workday than we had in the second quarter. There is certainly a substantial amount of vacation time, and this year in a somewhat unique manner July 4th fell on a Wednesday, which unfortunately is probably the worst day of the week for us to have a holiday occur given that it gives people an opportunity to take both the beginning and end of the week and combine it into a longer weekend period, and the affect of that is to decrease referrals during that period of time.

                           Aside from that, I don't think that there is a lot of
seasonality in our business. In the fourth quarter, of course, we have holidays towards the end of the year, which will also tend to slow down the referral patterns. But that being said, we expect to see continued growth and demand in the procedural volume, which may have some effect of offsetting that. But I think your question is well taken and I think there are certain comparisons between quarters of the prior year that become far more important when you get into the latter half of this year because generally speaking a quarter-over-quarter comparison is more relative than sequential growth. Not just growth, but sequential comparisons.

ARTHUR HENDERSON:          Okay. That's fair, and I appreciate your comments for
the reimbursement outlook, but strangely if there were to be some sort of reduction in reimbursement, I mean, in sort of a perverse manner isn't that a good thing for you guys from an acquisition standpoint? I mean, we're already--I think the industry is already kind of on its heels with the DRA cuts. If there were some additional reductions, I mean, wouldn't that just make the market even better for you?

DR. HOWARD BERGER:         I believe so, Arthur. I think that the same factors
that drove the consolidation and merger of RadNet and Radiologix last year, which really was DRA, will continue to peck away at the small operators that really don't have the ability to lower their cost structure. We're already seeing that as a result of DRA and as the anticipation of further potential reimbursement cuts are recognized by other operators out there that may feel that it's better to throw their hat in the ring at this point, rather than even later. So I think from a very positive standpoint this is all good for the industry. I think while it represents, you know, a substantial pressure, it, within the industry, I can't emphasize enough how important it is for consolidation in this industry to occur. I think that the long-term prospects of what that presents (sp?), or the opportunities that it provides for the industry as a whole will outweigh any of the shorter term issues that we might all be faced with reimbursement. And, like I say, I think this has happened in many other areas of healthcare, and I think was just a matter of time that it's happening now in imaging. But I believe that it ultimately is the best thing that could happen, both for patients, radiologists and the healthcare industry as a whole.

ARTHUR HENDERSON:          Okay. That's helpful. Now, I know, Mark, you went
over this to some degree about your debt refinancing, and I appreciate your decision to discontinue that with the credit markets being where they are. But, could you just go over just what dry powder you have available? I mean it doesn't sound like you guys are, you know, going to be constrained in any way from making acquisitions that you want to do. But if you could just kind of tell me what kind of dry powder you still have under your existing debt structure?

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MARK STOLPER:              Sure. And, as you know, we have a $45 million
revolving credit facility that we can drawdown for working capital purposes, general corporate purposes or acquisitions. We currently are undrawn on that $45 million revolving credit facility. We also have the ability out of our substantial free cash flow to, you know, use that for acquisitions and other sort of business development expansions that we may see ahead of us. And as evidenced by this $35 million add-on to the first lien, we have, you know, in our first lien, second lien syndicated loan structure, a pretty flexible ability to go back to our existing lenders who have all been very, very supportive of the Company to add incremental dollars to that facility if we had something of scale, you know, coming down the pipe.

ARTHUR HENDERSON:          Okay.  So is, if I'm reading this right,  you
basically have $80 million, is that right? 45 on the revolver and another 35 on top of that, is that the right way of looking at it?

MARK STOLPER:              That's correct.

ARTHUR HENDERSON:          Okay. And then one last question and then I'll jump
back in the queue. When you look at this MedQuest transaction, this multiple, do you, I mean I know I should probably, to be directing this question to NOVAM. But I'm just curious, you know, if this multiple that's paid is going to make, you know, make people have unreasonable expectations for what their businesses are worth because if things are going for sort of three and five times EBITDA, now of course, MedQuest is a bigger entity, I understand that. But it seemed to me to being an extraordinary multiple and maybe not one that is necessarily reflective of what is out there and what's being paid in the industry today. Howard, can you make any sort of comments on that at all?

DR. HOWARD BERGER:         Yes, Art. I think it is unusual but not necessarily
something that I think we ultimately, as an industry, shouldn't have our sights set on. Multiples of nine to ten times in the healthcare industry are not at all unusual. What has somewhat created a dilemma within imaging are: one, the lack of success of anybody over the last several years really effectively showing good performance and management in a larger-scale business; and number two, the substantial amount of capital expenditure that needs to continue to be put into our industry. But I think once the benefit of these assets are truly appreciated, I think it will be, it might be less uncommon, let me put it that way, for us to see these kind of multiples for larger-scale operators. For, I think, the smaller operator that still is challenged by reimbursement that has no operating scale, I see no reason why the three to five time multiple range should change.

                           We would not be a buyer unless it was an extremely
strategic opportunity for, above that level because I think within our credit facility and just in general with how we think we can effectively deploy capital, either for acquisitions or internal growth, we need to keep a very focused discipline on that kind of return on investment. So, while I see this as a very positive event, more from the standpoint of people finally realizing that these assets are very difficult to replace, maybe even more so now than they ever have been, given reimbursement challenges and an entrenched, well-established, fixed standing, diagnostic imaging center operator that can create scale and leverage like we have, I think truly can aspire to these kind of multiples. But I don't see it filtering down to the smaller operator.

ARTHUR HENDERSON:          Okay. Makes perfect sense. Thanks very much. Great
quarter.

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DR. HOWARD BERGER:         Thank you, Art.

MARK STOLPER:              Thank you.

OPERATOR:                  We'll move next to Mark Arnold with Piper Jaffray.

MARK ARNOLD:               Good morning. I think that answered a couple of my
questions. I want to stay on that, the MedQuest acquisition for just a second because, you know, here you have a single state, not-for-profit health system buying a multi-regional imaging provider. I guess I'm curious, you know, this is the first really public example of a not-for-profit hospital getting involved in buying imaging centers. A lot of these not-for-profits may have different or, I would even classify it less than rational, valuation, or they rationalize these valuations maybe a little bit differently than you guys would. Are you concerned at all that this is an example that we might see repeated elsewhere where you'll see local not-for-profit hospitals competing to buy facilities, free-standing facilities in your core market?

DR. HOWARD BERGER:         I would say, no. I don't know much about this
particular transaction or what the motivation was for NOVAM to buy these assets. In the markets that we tend to operate in, we either see hospital systems or chains that look at outpatient imaging, for example, in California more as a cost center rather than a profit center and that it would be very unlikely in my opinion to make this kind of a leap, whether they're for profit or non-for-profit. I guess in California we also have non-for-profit because they're just unprofitable. So I don't see a lot of that going on in this market. In other markets that we're in, for example, like Maryland, we tend to partner with hospital systems, many of which are non-for-profit, particularly Ascension and Catholic Healthcare Initiatives and their focus is really for partnering with people like ourselves that have the expertise to run outpatient imaging that they readily admit they don't have.

                           So I think this might have been a very opportunistic
acquisition for a company that is located in the south, southeast where you have a lot of CON issues, that maybe that was the only way that they could expand some of the reach that they needed for their patients. They may, many of these non, by the way, many of these non-profit entities have for-profit arms so I think we get caught in a little bit of that dilemma of worksmithing of what some of these entities are really capable of doing outside of their primary structure of non-profitability. And I would venture to guess, even though I don't know more of the specifics on this particular transaction, that it did go into some arm of NOVAM that in fact is a for-profit entity and sweep some of that into their corporate structure of non-profitability.

                           So I don't think we should necessarily get caught up
in the fact that there are non-for-profits; I think it's more a matter of looking that this industry is going to consolidate, and I think I would focus on that as being really the driver here more than maybe some unique specifics of why this particular company, meaning NOVAM, looked at this. I believe that in the bigger picture here this is more appropriately valuating the assets. I also think we have to take a look at the MedQuest side of this which was a company that was leveraged at seven times their EBITDA and where a multiple that was greater than seven was the only time, only way that they could effectively divest themselves of these assets without taking a loss on the equity side.

MARK ARNOLD:      Okay. I just, then just as it relates to your core markets, do you guys really, you have three of them, I guess I view those three markets as fairly consolidated relative to most of the rest of the country, you know, particularly Maryland and I guess now maybe after your board acquisition in New York. How much opportunity do you have to continue to do tuck-ins in those core markets? And, you know, given your revolver capacity, to what extent do you have the ability to really go in and open a new core market here in the near to medium term?

DR. HOWARD BERGER:         Well I think I can answer that question in two ways.
First of all, I think both markets still, that we're in, all if not both, the three markets, New York, Maryland and California, we still represent a less than 50% of the total market availability, both in terms of the number of centers but more importantly the amount of imaging business in those markets. That's particularly true in New York where our presence really is only in two small markets, meaning Rochester and Rockland County. So New York's a pretty big state and there's I think a lot of opportunity that will continue to be looked at and will come our way, more so perhaps in New York than other markets. But we also shouldn't necessarily focus in Maryland just as a state. We really look at Maryland as a part of a mid-Atlantic strategy that, I believe, that there are expansion opportunities that would still really be considered part of a market, just a larger market than in Maryland and you can take a map out and probably get some sense of what I'm talking about. But that market, we believe, has huge expansion opportunities and in California I believe the case is the same. We have 80 markets out of what is estimated to be close to 500 in the California market so, again, I think we have a long way to go within our core markets.

                           In regards to our credit facility and our dry powder,
if you will, or opportunity to expand, I think one of the strengths of the Company really is the current capital structure that we have and our rather unique relationship with GE. One of the things that I said in our first earnings call and I'll repeat now is, this is an extremely flexible capital structure and I think the fact that we had to defer the financing for a restructuring shouldn't be looked at as a commentary on the Company but more of the credit markets. What we have done and which is what we expected to do when opportunities presented themselves and which GE has now switched their attention to as a ranging for us, is add-on facilities or add-on credit to our existing facilities which we believe, as long as we can continue to perform, will be available for this Company on almost any level. So we can't necessarily look at what our dry powder is today. If the right opportunity comes along I believe our partners and our credit facilities will be very bold and anxious for us to take advantage of the, an effective business plan and performance.

MARK ARNOLD:               Okay. And then just one other thing. On the
regulatory front, do you guys, you talked about the hops proposal and the SCHIP bill. You didn't talk about the physician fee schedule proposal and I guess I got a couple of questions there. You did mention block leasing. Can you remind me, Howard, do you guys participate in any block leasing arrangements at any of your facilities right now?

DR. HOWARD BERGER:         Categorically, no.

MARK ARNOLD:               Okay.

DR. HOWARD BERGER:         I will not enter into those under any circumstances.

MARK ARNOLD:               Okay. And then the second piece, you know, some of
the IDTF restrictions that were included in the fees, in the physician fee schedule proposal, you know, would require IDTF to, that share space and staffing with AFC, for example, you know to not share space any more. I know you guys have at least a few where you have AFCs and imaging centers co-located. Do you guys have, I guess first of all, how many centers would that affect? And then secondly, do you guys have a plan with how, if those restrictions are part of the final rule in that, coming out this fall, do you guys have a plan of how you'd comply with that?

DR. HOWARD BERGER:         First of all, we really only operate one AFC and that
is in our Beverly Hills location, and we could easily just convert that back into the medical group or radiology performance. So that could be done on an overnight basis. We really don't operate in any other AFC. And one of the directions that we've taken the Company with a new center that opened up earlier this year in Encino, California for an ambulatory outpatient interventional radiology practice is not an AFC; it's being run under our Beverly radiology physician group model and is only billing out the procedures that we perform under radiology CPT codes.

                           We've opened up a second one of those under our, one
of our groups up in the Rochester area so we don't look at the IDTF issue impacting this Company at all. And, in fact, I think it could help us because it will make it more difficult for some of these other mixed models to work, number one. Number two, why and, why they're going to, separating out the global bill into a professional and technical component if you continue to be an ITF, IDTF is beyond me but, nonetheless, it's part of some of the illogic that I see coming from state and federal regulators. But that can only help us also because all of our facilities can be billed under the physician practice model and we don't need to use the IDTF at all.

                           On the last question is that the change in the
physician fee schedule will probably not impact us to any extent at all because, remember, there's two fee schedules out there, one, the physician fee schedule and then the hops method. To the extent that the physician fee schedule may lower reimbursement, it will not lower below hops and current law under the DRA requires Medicare to pay the lower of the two. So I don't really see any impact of any substance at all, or consequence at all from the physician fee model change.

MARK ARNOLD:               All right. Great. Thanks, guys. Great quarter.

DR. HOWARD BERGER:         Thank you.

MARK STOLPER:              Thanks, Mark.

OPERATOR:                  We'll go next to Vishal Sharma with Thomas Weisel.

VISHAL SHARMA:             Yes, thank you. My first question is, is there any
time constraint on utilization of this additional 25 million acquisition facility return on the foreseen (sp?)?

MARK STOLPER:              Yes. 10 million of the 25 million being added to the
term loan B is designated for acquisitions and I believe we have 120 days to perform the acquisition and that money's being held in escrow and would be brought down at that point in time.

VISHAL SHARMA:             Okay.

MARK STOLPER:              So if we didn't perform the acquisitions we would
still drawdown the money and just pay down our, partly our term loan B which can be paid down without penalty.

VISHAL SHARMA:             All right. And in terms of bold (sp?) imaging, I
guess BOLD imaging should start contributing this third quarter? And you guys are already touching at an EBITDA run-rate of 22 million a quarter or, which is comfortably high above your 85 million? So should BOLD imaging contribution add further to that number? Or is, was that all included in that 85 million EBITDA?

MARK STOLPER:              No. The 85 million from last year did not include any
acquisitions and only was what we were forecasting better than a year ago would be the Company's projected performance and then, along with the DRA impact and the $11 million worth of cost savings. So the forecasted 85 million did not take into account any acquisitions or other expansions internally that we are continuing to pursue.

VISHAL SHARMA:             Okay. And going back to your competitive landscape, I
know MedQuest's transaction and there was also another transaction, HealthSouth which just closed very recently. Do you have any comments on, as to the metrics of HealthSouth's transaction, just like MedQuest?

MARK STOLPER:              Yes. I mean we're not privy to HealthSouth numbers
other than what, you know, we hear, you know, in the marketplace. And our understanding of that transaction was that that transaction was not valued off any EBITDA multiple because of special circumstances that that company, you know, has today and performance issues. So I think that was an opportunity that, you know, Gorsh (sp?) which is the private equity firm that bought it, you know, saw as a, you know, a turnaround and really bought assets and bought into a prospective opportunity.

VISHAL SHARMA:             Okay. And was, where, did you guys participate in the
bidding process either for HealthSouth or the MedQuest opportunity?

MARK STOLPER:              We can't publicly comment on whether we're, we
participate in a, you know, a bidding process.

VISHAL SHARMA:             Okay. And was there anything unusual in the diluted
number of shares, share count this quarter? I know in the previous quarter because of the ant-dilutive effect you may not have included but was there anything outside of that in this quarter?

MARK STOLPER:              No. As you know, Vishal, when a company has losses
its, you know, fully diluted share number is by definition the same as its...

VISHAL SHARMA:             Right.

MARK STOLPER:              Same as its basic share number because, you know, we,
you don't show an anti-dilution.

VISHAL SHARMA:             That's right (sp?).

MARK STOLPER:              Issue. So this is, you know, we turn to profit this
quarter so using the treasury method we, you know, all options and warrants under the treasury method were now included in our share count which added roughly, I think it was about $3 million, 3 million shares.

VISHAL SHARMA:             Right. But nothing outside, unusual in that number?

MARK STOLPER:              Correct.

VISHAL SHARMA:             Okay.  Thank you very much, guys.

MARK STOLPER:              Okay.

OPERATOR:                  We'll move next to Wade King with Sirius Advisors.

WADE KING:                 Hi, guys.  Can you hear me?

MARK STOLPER:              Yes.  We can hear you well.

WADE KING:                 First question, please. Thanks for the detail on the
procedure growth numbers in the quarter. Could you comment, could you refresh our memory, what were the comparable growth numbers for the March quarter? And could you provide perspective on where you think the different procedure category growth rates to trend through the end of the year?

DR. HOWARD BERGER:         I'll, this is Howard Berger. I'll answer the second
part and that, Mark will comment on the first part of your question. We see continued growth in our core centers. There's a lot of reasons for people to be comfortable that growth in the advanced imaging MR, CT and PET/CT will continue along the levels that we've seen here for the first couple of quarters. I think the focus to a large part also will be on our routine imaging where we expect to see growth as we transition more and more of our centers into digital mammography which is a very aggressive program that we're now undertaking and which should increase, should have impact on both increasing volumes for mammograms because we have greater through-put, as well as improved reimbursement.

                           That's also part of a larger strategy to reach out
and be more involved in breast disease management which we believe will continue to attract more visits to our centers for doing routine mammography and other procedures. So we're very comfortable that the growth rates that we've seen should continue, but it's not going to continue without, you know, effective marketing and continued commitment on our part for capital investment in some upgrading of equipment and expansion of existing centers. Mark, you might want to comment to the extent that you have out of our first quarter.

MARK STOLPER:              Sure.

DR. HOWARD BERGER:         Volumes.

MARK STOLPER:              Wade, our first quarter volumes were significantly
greater than the first quarter of the prior year pro forma numbers. They were up about 3.6%. In MRIs we were up over 5.4%. CT we were up 1.5%. PET/CT we were up over 22% and then the second part of your question was, second quarter relative to first quarter of this year and we were slightly up in the second quarter relative to our first quarter volumes.

WADE KING:                 And the comparable figure, Mark, please on the
routine imaging side, the growth rate in the first quarter?

MARK STOLPER:              I believe it was slightly over, this is from memory,
slightly over 3% on the routine side.

WADE KING:                 Okay. Thank you. And looking ahead, will you be
providing, given there's such an opportunity for growth on the digital mamo side of the, in the east coast of course, in contrast to the west, the California market where you already have a strong presence there. Do you, will you be breaking out digital mamo growth according to, if you will, same-store sites as opposed to areas, for example, in the east where you weren't doing any digital mamo at all prior?

DR. HOWARD BERGER:         I think that's a great question, and it's something I
hadn't necessarily contemplated but I think it's something we certainly can do. The roll-out of this, given the magnitude that we're undertaking, we'll probably have this done in a very measured way but I think we can start looking at some of those metrics and talking about it perhaps not for the Company as a whole but on a case-by-case basis, either by region or maybe even drilling down to specific centers that we could look at the impact when digital mamo has been fully implemented, both from the standpoint of volume and revenue. And I believe we'll be doing that internally and how much of that we make public I think is open to question at this point.

WADE KING:                 And just to clarify once again, so relative to the
first quarter overall procedure growth rate of 3.6% and that's pro forma taking into account the Radiologix acquisition, you actually had an acceleration of procedures to 5.6% in the second quarter. Is that correct?

MARK STOLPER:              Could you repeat that?  I'm not sure.

WADE KING:                 Overall 5.6% growth rate on procedure volume?

MARK STOLPER:              Over the second quarter of last year.

WADE KING:                 Right. So your growth rate in terms of overall
procedure volume actually accelerated from close to 3.5 to over 5.5%, is that correct?

MARK STOLPER:              Yes, relative to, for the last year that's correct.

WADE KING:                 Okay. Thank you. Just second question please, thanks
for the detail on the GE refinancing structure. What do you estimate the cost savings to be for the Company if, in fact, the credit markets settle down? You do have a chance once again to pursue the refinancing plan that you had originally intended. What do you think the interest rate, I'm sorry, the interest cost savings would be for the Company on an annualized basis?

DR. HOWARD BERGER:         If I could answer that with a high degree of
accuracy, I'd be in a different line of business. The credit markets are in such turmoil right now, I think it's a matter of time until they settle down, hopefully shorter rather than later. We had previously announced at, when we launched the deal back in early July, that we were looking at about a $5.5 million interest cost savings. I believe that they'll settle down. I believe there's still an opportunity for us to do refinancing, whether that's in 60 to 90 days or six to nine months I can't be certain. But the other part of the issue here is, what's going to happen with the credit markets fundamentally that may change the whole dynamics in the way money is being lent in the future, both in terms of covenants as well as what the cost of that money is, is highly uncertain at this point in time. So, while I believe that there is a savings that we should be able to achieve, I think all bets are off right now as to what the magnitude of that might be.

                           Parenthetically, in a, again, in a somewhat perverse
way, this may actually play into the Company's benefit because I believe that the whole strain right now in the credit markets will ripple through all aspects of the, of borrowing including other smaller providers as well as maybe some of the regional operators that may have difficulty, not gaining access to capital but the cost of capital may go up tremendously. So I believe our structure will allow us to take advantage of that dynamic as well and as unfortunate as it is, that we came out just a little bit too late in our deal. In the long run I think it'll continue to benefit the Company and help consolidation.

WADE KING:                 Howard, given your comment about MedQuest being less
at seven times EBITDA, do you think that the average mom-and-pop groups in your markets that there are opportunities for consolidation are leveraged to a comparable degree? And that, once again, may be squeezed by the current credit environment and it gives you opportunity?

DR. HOWARD BERGER:         I don't believe any of the smaller operators are hurt
(sp?). I think MedQuest is a somewhat unique situation and that really drove them to that leverage. The smaller operators generally, it's harder to gage their real leverage because, remember, these are physician radiology practices and to the extent that they have debt and if that debt is a little bit more burdensome, they just make less money off of their practice for their own take-home. So I haven't seen a lot of the deals that we're looking at unusually highly leveraged. So, when people, if we're looking at multiples of three to five times that we're looking to at those deals, you can be sure that that is not less than what those companies are leveraged at because, except in I think in some very unusual circumstances, nobody's going to pay us to take a center off their hands.

WADE KING:                 All right. Thank you.

OPERATOR:                  At this time we have no additional questions. At this
time I'd like to turn the call back over to Dr. Howard Berger for any additional or closing comments.

DR. HOWARD BERGER:         Well, thank you all again for participating. We look
forward to the next earnings call. And I think given again so many market dynamics that have occurred (sp?), all of which we discussed here, I think the opportunities and enthusiasm, which I know you share with us, will hopefully have us looking at some similarly good results in the third quarter and a lot of reasons to have discussions about the future.

OPERATOR:                  Thank you. That does conclude today's conference.
You may now disconnect your lines and thank you for participating.